Exhibit 10.124
SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of March 25, 2008, by and among (1) Nir Davison, of Garden Flat, 24 Upper Park Road, London, NW3 2UT, UK (“Davison”), (2) Trecastle Holdings Limited, a BVI corporation owned and controlled by Davison, of 3152, Road Town, Tortola BVI (“Trecastle”), and (3) Xfone, Inc., a Nevada corporation, with a principal place of business at 2506 Lakeland Drive, Suite 100, Flowood, MS 39232, USA (“Xfone”).

WHEREAS, Story Telecom, Inc. (“Story US”) is a Nevada corporation (Corporation Number C4689-2004); Story Telecom Limited (“Story UK”) is a UK private limited company (Company Number 4551415); and Story UK is a wholly-owned subsidiary of Story US (Story US and Story UK referred to herein collectively as “Story Telecom”); and

WHEREAS, Xfone has previously entered into a certain Stock Purchase Agreement dated as of May 10, 2006 (the “May 2006 Stock Purchase Agreement”), with, among others, Davison, Trecastle, Story US, and Story UK, pursuant to which, among other things, Xfone purchased 102 shares of the common stock of Story US, thereby increasing its ownership interest in Story US to approximately 69.6% (142 out of the 204 outstanding shares of common stock); and which provided for the continued employment of Davison as Managing Director of Story Telecom upon the terms set forth in the May 2006 Stock Purchase Agreement; and

WHEREAS, Davison is the owner of good and marketable title to twelve (12) shares of the common stock of Story US (the “Davison Shares”) free and clear of all liens, pledges and encumbrances; and

WHEREAS, Trecastle is the owner of good and marketable title to fifty (50) shares of the common stock of Story US (the “Trecastle Shares”) free and clear of all liens, pledges and encumbrances; and

WHEREAS, on July 12, 2007, Davison was notified of the termination of his employment from Story UK; and

WHEREAS, on July 25, 2007, Xfone received notification of a claim filed on July 23, 2007 by Davison with the United Kingdom Employment Tribunals against Story UK,  Case No. 3301715/2007, alleging, amongst other matters, unfair dismissal in respect of his employment as Managing Director (the “Claim”); and

WHEREAS, on July 13, 2007, Xfone received a letter from Morgan Lewis, UK counsel for Davison and Trecastle, alleging a shareholders oppression claim and an unfair prejudice claim against Xfone and subsequently a letter from Morgan Lewis to Xfone’s solicitors Herbert Smith alleging claims of breach of fiduciary duty against Messrs Abraham Keinan, Guy Nissenson and John Burton (the “Allegations”); and

WHEREAS, Xfone, Story US, Story UK, Davison and Trecastle have agreed to settle the Claim, the Allegations and any other disputes amongst them (the “Compromise”) and in connection therewith have entered into a certain Compromise Agreement dated as of the date hereof (the “Compromise Agreement”), and

WHEREAS, among other things, as consideration for the Compromise, Davison and Trecastle (hereinafter referred to collectively as the “Sellers”) have agreed to sell to Xfone, and Xfone has agreed to purchase from the Sellers, the Davison Shares and the Trecastle Shares (hereinafter referred to collectively as the “Shares”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

SECTION 1.   Sale of Shares.

1.1           Sale of Shares.  Subject to the terms and conditions of this Agreement, the Sellers agree to sell the Shares, free and clear of all liens and restrictions, to Xfone for an aggregate purchase price of £270,000 (the “Purchase Price”). The sale and purchase of the Shares shall take place at the Closing as described in Section 1.2.

1.2           The Closing.

(a)           At the Closing to be held on the date hereof (the “Closing”), the Sellers shall sell, and Xfone shall purchase, the Shares. The Closing shall take place on or about March 25, 2008 at the offices of Story UK, 960 High Road, London N12 9RY, United Kingdom or at such other location as may be agreed upon among Davison, Trecastle and Xfone.

(b)           In furtherance of the transactions described in Section 1.2(a), at the Closing, the Sellers shall issue and deliver to Xfone certificate(s) for the Shares being purchased by Xfone at the Closing together with the resignation letter of Ilan Garmiza (provided in accordance with Clause 5 below), against payment by Xfone to the Sellers of the Purchase Price in the form of a SWIFT or CHAPS payment to a bank account nominated in writing by Davison prior to Closing to the order of the Sellers.

(c)           Upon acquisition of the Shares, Story US will become a wholly-owned subsidiary of Xfone.

SECTION 2.    Representations and Warranties of the Sellers.

2.1           Representations and Warranties of Davison.     Davison hereby represents and warrants to Xfone as follows:

(a)           Ownership of Davison Shares.  Davison is the sole record owner of the Davison Shares, free and clear of all liens, pledges and encumbrances, and no person or entity has any right or claim to the Davison Shares. Upon acquisition of the Davison Shares, Xfone will have acquired good and marketable title to the Davison Shares, free and clear of all liens, pledges and encumbrances whatsoever, except for any liens, pledges or encumbrances thereafter established by Xfone.

(b)           Power and Authority.     Davison has the right, power and authority to execute, deliver and perform under this Agreement, and this Agreement, when executed and delivered by Davison, shall constitute a legal, valid and binding obligation of Davison, enforceable against Davison in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           No Conflicts.  The execution, delivery and performance by Davison of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not breach or constitute a default under any applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on Davison.

(d)           No Governmental Consent or Approval Required.  No authorization, consent, approval or other order of, declaration to, or filing with, any governmental agency or body is required for or in connection with the valid and lawful authorization, execution, delivery or performance by Davison of this Agreement for the transactions contemplated hereby.

2.2           Representations and Warranties of Trecastle. Trecastle hereby represents and warrants to Xfone as follows:

(a)           Organization.  Trecastle is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby.

(b)           Authorization.  The execution, delivery and performance by Trecastle of this Agreement have been duly authorized by all requisite corporate action.

(c)           Enforceability.   This Agreement, when executed and delivered by Trecastle, shall constitute a legal, valid and binding obligation of Trecastle, enforceable against Trecastle in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)           Ownership of Trecastle Shares.   Trecastle is the sole record owner of the Trecastle Shares, free and clear of all liens, pledges and encumbrances, and no person or entity has any right or claim to the Trecastle Shares. Upon acquisition of the Trecastle Shares, Xfone will have acquired good and marketable title to the Trecastle Shares, free and clear of all liens, pledges and encumbrances whatsoever, except for any liens, pledges or encumbrances thereafter established by Xfone.

(e)           No Conflicts.   The execution, delivery and performance by Trecastle of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not breach or constitute a default under any applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on Trecastle.

(f)           No Governmental Consent or Approval Required.   No authorization, consent, approval or other order of, declaration to, or filing with, any governmental agency or body is required for or in connection with the valid and lawful authorization, execution, delivery or performance by Trecastle of this Agreement for the transactions contemplated hereby.

SECTION 3.    Representations and Warranties of Xfone.   Xfone hereby represents and warrants to each of the Sellers as follows:

3.1           Organization.  Xfone is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby.

3.2           Authorization.   The execution, delivery and performance by Xfone of this Agreement have been duly authorized by all requisite corporate action.

3.3           Enforceability.   This Agreement, when executed and delivered by Xfone, shall constitute a legal, valid and binding obligation of Xfone, enforceable against Xfone in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4           No Conflicts.   The execution, delivery and performance by Xfone of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not breach or constitute a default under any applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on Xfone.

3.4           Investment Intent.  Xfone is acquiring the Shares for investment and not for, with a view to or in connection with the distribution thereof. The above sentence, however, shall not limit Xfone’s right to sell the Shares pursuant to applicable state and federal securities laws.

3.5           No Brokers.   All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Xfone in such manner as to give rise to any right, interest or valid claim for any brokerage or finder’s commission, fee or similar compensation.

SECTION 4.    Conditions to Closing.

4.1           Conditions to Xfone’s Obligations at Closing.  The obligations of Xfone to purchase the Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived by Xfone in writing:

(a)           Representations and Warranties.  The representations and warranties of the Sellers contained in Section 2 shall be true and correct in all materials respects as of such Closing.

(b)           Performance.  The Sellers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Sellers on or before such Closing.

(c)           Compromise Agreement.  Davison and Trecastle shall each have executed and delivered the Compromise Agreement to Story UK or to its UK solicitors, Howard Kennedy, and shall otherwise have complied with the terms of the said Compromise Agreement.

4.2           Conditions to the Sellers’ Obligations at Closing.  The obligations of the Sellers to sell the Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived by the Sellers in writing:

(a)           Representations and Warranties.  The representations and warranties of Xfone contained in Section 3 shall be true and correct in all material respects as of such Closing.

(b)           Performance.  Xfone shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Xfone on or before the Closing.

(c)           Compromise Agreement.  Story US, Story UK and Xfone shall have executed and delivered the Compromise Agreement and provided a true copy to the Sellers.

SECTION 5.    Termination of Certain Provisions of the May 2006 Stock Purchase Agreement and Ancilliary Matters.

5.1
Upon consummation of the purchase of the Shares contemplated herein, Sections 2.5, 2.6 2.7, 2.8, 4.5, 4.6, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 5, 6.1, 6.2, 6.3 and 6.4 to the May 2006 Stock Purchase Agreement shall terminate, the Sellers and Xfone agree that the terms and provisions of this Agreement and the Compromise Agreement shall govern from and after the Closing with respect to the matters included herein and therein. In the event of any conflict between this Agreement and the Compromise Agreement, the Compromise Agreement shall prevail.

5.2
Davison shall procure that Ilan Garmiza shall forthwith resign as a director of all companies in the Xfone Group in respect of which he has been appointed a director, such resignation to be in the form set out in the Schedule to this Agreement.   Payment of the sum due in accordance with Clause 1.2(b) shall not arise until such resignation has been received.

SECTION 6.   Release; Acknowledgement as to Possible Claims.

6.1           Effective upon the Closing, Davison, individually and in his capacity as a shareholder and/or officer and/or director of Trecastle, and Trecastle, do each hereby irrevocably remise, release and forever discharge Xfone, and its representatives, officers, directors, employees, agents, attorneys, subsidiaries (including Story UK and its directors Abraham Keinan, Guy Nissenson and John M. Burton), affiliates, parents, predecessors, successors and assigns (each a “Released Party”) from any and all debts, demands, actions, causes of action, suits, sums of money, contracts, controversies, agreements, promises, executions, liabilities, and any and all other claims of any kind, nature and description whatsoever, both in law and equity (whether known or unknown, tangible or inchoate, asserted or unasserted), which Davison and Trecastle or their successors or assigns now have or ever had from the beginning of the world to the date of the Closing, which shall include, without limitation, any obligations (including without limitation any future obligations) under the May 2006 Stock Purchase Agreement.  Davison and Trecastle agree not to commence or maintain any lawsuit against any Released Party and agree that such commitment may be enforced by an action for injunctive relief with respect thereto. In connection therewith and without prejudice to the generality of the above, immediately after the Closing: (i) Davison shall execute and cause to be filed with the United Kingdom Employment Tribunals a notice of withdrawal of the Claim together with a request that the Claim be dismissed without costs, in substantially the form set out in Schedule 4 to the Compromise Agreement and (ii) Davison and Trecastle shall instruct Morgan Lewis to inform Xfone that Davison and Trecastle have withdrawn the Allegations with prejudice and without costs. Notwithstanding the foregoing, the covenants, duties and obligations of all parties under this Agreement shall survive this release and shall be fully enforceable in accordance with its terms.

6.2           Effective upon the Closing, Xfone acknowledges that on the basis of the facts and circumstances of which it is aware immediately prior to the Closing, Xfone is not intending to commence proceedings against either Davison or Trecastle in respect of such acts of Davison and Trecastle, in their capacities as the legal or beneficial owners of the Shares, of which Xfone is aware and it waives any rights it might otherwise have had to initiate claims against either Davison or Trecastle in respect of such acts.

SECTION 7.  Protection of Goodwill.

7.1           Definitions.  For the purpose of this Section 7, the following terms shall have the following meanings:

(a)           “Restricted Clients” shall mean any person or entity with whom Davison has had dealings or of whom Davison has confidential information and who is:

(i)  a person or entity who during the Relevant Period has been a customer of the Xfone Group or has employed its services or who has been solicited by the Xfone Group with a view to becoming a customer of any member of the Xfone Group; or

(ii) to the extent not already included in (i) above, any person or entity who has been a client or prospective client of the Restricted Business during the Relevant Period.

(b)           “Relevant Period” shall mean the period of twenty-four (24) months prior to the date of execution of this Agreement.

(c)           “Restricted Business” shall mean such part of the business of any member of the Xfone Group concerned with providing telecommunication and/or data services and/or products for residential and/or business customers of a type undertaken by Davison whilst he was employed by Story UK.

(d)           “Restricted Supplier” shall mean any supplier to the Restricted Business whose services have a material impact on the ability of any member of the Xfone Group to undertake business and with whom Davison had dealings during the Relevant Period.

(e)           “Restricted Territories” shall mean UK, USA and Israel.

(f)           “Xfone Group” shall mean Xfone, Story US, Story UK and any of their respective subsidiaries

7.2           Restriction.  Davison hereby undertakes and agrees that without the written consent of Xfone and in relation to any business in respect of which he is concerned, whether directly or indirectly, and whether as employee, director, consultant, agent, shareholder or otherwise, which is competing with the Restricted Business in the Restricted Territories:

(a)           for a period of two (2) years from the Closing, he will not in any capacity whatsoever directly or indirectly carry on or assist in carrying on or be engaged, concerned or interested in any activity or undertaking which is the same as, substantially similar to, or competes directly or indirectly with the business of the Xfone Group within the Restricted Territories with respect to the Restricted Business; and

(b)           for a period of two (2) years from the Closing, he will not for the purpose of any business supplying services and/or products competing with the Restricted Business, conduct any business, perform any services for or canvas, solicit, approach or endeavour to entice away from the Xfone Group (otherwise than by general advertising) or otherwise deal with any of the Restricted Clients;

(c)           for a period of two (2) years from the Closing, he will not for the purpose of any business competing with the Restricted Business of any member of the Xfone Group approach, solicit or endeavour to entice away from the Xfone Group, employ or offer employment to, or employ or engage any employee with whom Davison had dealings during the Relevant Period and who is a member of the management team of the Xfone Group, and who is employed at the date of this Agreement and/or at the Closing or who was employed at any time during the Relevant Period, nor do any act or thing likely to have the effect of causing any such employee to terminate his or her employment with any member of the Xfone Group, as applicable, whether or not such employee would thereby breach his contract of employment; and

(d)           for a period of two (2) years from the Closing, he will not for the purpose of any business competing with the Restricted Business of any member of the Xfone Group, seek to entice away from any member of the Xfone Group, or otherwise solicit, or interfere with, the relationship between any member of the Xfone Group and any Restricted Supplier;

(e)           he will not at any time in connection with any business carried on by him or otherwise howsoever use directly or indirectly or authorise any person to use directly or indirectly any of the intellectual property rights including any of the names or words “Xfone”; “Story Telecom” or any names or words similar to or likely to be confused with them or use any distinctive mark, style or logo used by the Xfone Group or any mark, style or logo similar to or likely to be confused with any of them in any manner which is likely to or may result in confusion between or other association with the business, goods, services or other activities of the Xfone Group including by using such names as part of a corporate name, trade name or otherwise.

(f)           Nothing in this Section 7 shall prohibit Davison from owning not more than five percent (5%) of any class of the issued share capital of a company which is involved in the Restricted Business.

(g)           Each of the undertakings and agreements contained in this Section 7 is separate and severable and shall be construed on that basis. In the event that any of such undertakings and agreements is found to be void but would be valid if some part of it were deleted or if the period or extent of it were reduced such undertaking shall apply with such modification as may be necessary to make it valid and effective.

(h)           It is expressly agreed that all subsidiaries of Xfone are intended to be beneficiaries of this Agreement, shall be deemed to be intended beneficiaries and may enforce its terms as if they were parties hereto.

SECTION 8.  Miscellaneous.

8.1           Confidentiality.   Except so far as may be required by law, and in such circumstances only after prior consultation with Xfone, neither Davison nor Trecastle shall at any time disclose to any person or use to the detriment of Xfone or any of its subsidiaries (including Story US and Story UK) any trade secret or other confidential information which Davison or Trecastle hold relating to the business or affairs of Xfone or any of its subsidiaries (including Story US and Story UK).

8.2           Public Announcements and Reports.   Any voluntarily public announcement relating to this Agreement or the transactions contemplated hereby shall be mutually agreed by the parties to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Xfone shall be allowed to file with the U.S. Securities and Exchange Commission and the Israel Securities Authority any public report, and to make any disclosure, relating to this Agreement or the transactions contemplated hereby which is required under any applicable law, without the prior agreement of Davison or Trecastle,

8.3           Further Assurances.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

8.4           Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Sellers and Xfone.

8.5           Notices.  Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon (i) personal delivery, (ii) two business days after deposit with Federal Express or another nationally recognized overnight courier service, (iii) five business days after deposit in the United States Postal Service, sent certified mail return receipt requested, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto, or (iv) the same day upon transmission by means of facsimile transmission or electronic mail (if attached in a commonly readable format and the sender has received no generated notice that the email message has not been successfully delivered).

If to Davison:

Garden Flat
24 Upper Park Road
London NW3 2UT
Facsimile: (none)
Email: nirdavison@gmail.com

with a copy to:

Levenes
Ashley House
235-239 High Road
Wood Green
London N22 8HF
Attn: Audrey Onwukue
Facsimile: 020 8889 6395
Email: aonwukwe@levenes.co.uk

If to Trecastle:

3152, Road Town
Tortola BV1
Attn: _____________________
Facsimile: (none)
Email: (none)

with a copy to:

Levenes
Ashley House
235-239 High Road
Wood Green
London N22 8HF
Attn: Audrey Onwukue
Facsimile: 020 8889 6395
Email: aonwukwe@levenes.co.uk

If to Xfone:

2506 Lakeland Drive, Suite 100
Flowood, MS 39232, USA
Attn: Alon Reisser
Facsimile: (601) 983-3801
Email: alon@xfone.com

with a copy to:

Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York
Attn: Arthur S. Marcus, Esq.
Facsimile: 212-980-5192
Email: amarcus@gerstensavage.com

The designation of any such address may be changed at any time by any party upon written notice given pursuant to the requirements of this Section.

8.6           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties to this Agreement.

8.7           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement.  Such counterparts may be delivered by facsimile transmission or other electronic transmission.

8.8           Governing Law.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.  NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9           Cumulative Remedies.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

8.10           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

8.11           Survival of Provisions.  The representations and warranties made herein by Davison and Trecastle shall survive the Closing and the delivery of the Shares. The obligations of the parties under this Agreement (to the extent the same are, by mutual agreement, not performed at Closing), survive the Closing and the delivery of the Shares.

87.12                      Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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SCHEDULE

Resignation as a director

The Directors of
Story Telecom, Inc.
Story Telecom Limited
 [any other companies of which Ilan Garmiza is a director]

[Date]

Dear Sirs
Story Telecom, Inc. and Story Telecom Limited (together the “Story Telecom Group”)
I hereby resign from my office as a director of the companies which comprise the Story Telecom Group with immediate effect and acknowledge and confirm that I have no claim or right of action of any kind outstanding for compensation or otherwise against the Story Telecom Group or any of its officers or employees in respect of the termination of my office.   To the extent that any such claim exists or may exist, I irrevocably waive such claim and release each company in the Story Telecom Group and each of its respective present or former directors, officers and employees from any liability in respect thereof.

Yours faithfully

Signed and delivered as a deed by
IIAN GARMIZA [SIGNATURE]

in the presence of [NAME OF WITNESS]
IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

XFONE, INC.

By: /s/ Guy Nissenson
       Name: Guy Nissenson
       Title: President & CEO

NIR DAVISON

/s/ Nir Davison

TRECASTLE HOLDINGS LIMITED

By: /s/ Nir Davison
                                                      Name: Nir Davison
                                                      Title: